EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Werner Enterprises, Inc. and subsidiaries:
We consent to the incorporation by reference in the registration statements (File Nos. 333-117896, 333-103467, 33-15894, and 33-15895) on Form S-8 of Werner Enterprises, Inc. and subsidiaries of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Werner Enterprises, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II listed in the Index in Item 15(a)(2) (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Werner Enterprises, Inc.
Our report on the consolidated financial statements refers to a change to the method of accounting for the recognition of revenue in the 2018 consolidated financial statements due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Omaha, Nebraska
March 1, 2019